Exhibit 99.1

Historical Financial Data

The following schedule sets forth summary non-consolidated historical financial data as of and for the years ended December 31, 2008 and 2007 derived from General Motors of Canada’s (GMCL) 2008 non-consolidated financial statements, and from our audited non-consolidated 2007 financial statements. These financial statements are prepared on a Canadian GAAP basis under the CICA Handbook section 1300 Differential Reporting standard. This standard allows qualifying non-publically accountable enterprises, such as GMCL, to apply specified reporting options in financial statements prepared in accordance with generally accepted accounting principles. GMCL has elected to apply the following standards on the basis available under differential reporting for Investments and Joint Ventures, which, for statutory reporting purposes, allows GMCL to account for its Investments in companies subject to significant influence under the cost method of accounting and in Joint Ventures under the equity method of accounting. GMCL cautions readers not to place undue reliance on the historical financial information. The unaudited 2007 historical financial information has been restated primarily for the effects of adjustments previously recorded at the parent company level as well as certain related party transactions. Additionally, the columns not identified as previously reported are preliminary, unaudited information and subject to adjustment. GMCL does not undertake any duty to update the historical financial information.

Selected Financial Information of General Motors Canada Limited

(Expressed in thousands of Canadian dollars according to Canadian GAAP)

Non-consolidated Statement of Operations

	Unaudited	Unaudited Restated	As Previously Reported
	2008	2007	2007
Revenue	$21,602,087	$31,569,903	$31,680,631
Operating loss before restructuring costs	(2,948,117)	(449,486)	(323,946)
Operating loss	(4,276,517)	(700,838)	(575,298)
Loss before income taxes	(4,339,979)	(1,522,781)	(1,398,439)
Net loss for the year	(4,398,374)	(2,738,049)	(2,613,707)

Non-consolidated Balance Sheet
	Unaudited	Unaudited Restated	As Previously Reported
	2008	2007	2007
Total assets	$11,198,789	$13,534,339	$13,590,252
Total liabilities	14,683,647	12,317,883	12,317,883
Shareholder’s equity
Share capital	96,968	96,968	96,968
Contributed surplus	244,330	244,330	244,330
Retained earnings (Accumulated deficit)	(3,826,156)	875,158	931,071

Note:

- In 2008 GMCL announced as part of GMC’s restructuring plans, the closure of the Oshawa Truck Plant in May 2009 and the Windsor Transmission Plant in June 2010.

- Secured debt outstanding as of May 29, 2009 includes a US$ 600M revolver as well as a C$500M loan from the Canadian Government, which are secured by liens on substantially all of the assets of the company.